Exhibit 99.1

KUUR THERAPEUTICS INC.

Report of Independent Auditors

The Board of Directors and Stockholders

Kuur Therapeutics Inc.

Report on the Financial Statements

We have audited the accompanying consolidated financial statements of Kuur Therapeutics Inc., which comprise the consolidated balance sheet as of December 31, 2020, and the related consolidated statements of operations and comprehensive loss, convertible preferred stock and stockholders’ deficit, and cash flows for the year then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Kuur Therapeutics Inc. as of December 31, 2020, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ Moss Adams LLP

Denver, Colorado

July 9, 2021

KUUR THERAPEUTICS INC.

Consolidated Balance Sheets

(In thousands, except share and per share data)

	December 31, 2020	March 31, 2021 (unaudited)
Assets
Cash and cash equivalents	$12,675	$3,627
Prepaids and other current assets	169	151
Total assets	$12,844	$3,778
Liabilities, Convertible Preferred Stock Subject to Potential Redemption, and Stockholders’ Deficit
Accounts payable	$86	$209
Accrued liabilities	8,778	1,341
Convertible debt	18,385	50,947
Other current liabilities	10	10
Total liabilities	27,259	52,507
Commitments and contingencies (Notes 5 and 10)
Convertible preferred stock subject to potential redemption, par value $0.001 per share, 37,205,289 shares authorized, issued and outstanding as of December 31, 2020 and March 31, 2021 (unaudited)	174,944	174,944
Stockholders' deficit:
Common stock, par value $0.001 per share, 50,000,000 shares authorized 2,800,046 shares issued and outstanding as of December 31, 2020 and March 31, 2021 (unaudited)	3	3
Paid-in capital	16,396	16,396
Accumulated deficit	(210,986)	(245,300)
Accumulated other comprehensive gain	5,228	5,228
Total stockholders' deficit	(189,359)	(223,673)
Total liabilities, convertible preferred stock subject to potential redemption, and stockholders' deficit	$12,844	$3,778

The accompanying notes are an integral part of these consolidated financial statements.

KUUR THERAPEUTICS INC.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(In thousands)

	Year Ended	Quarter Ended
	December 31, 2020	March 31, 2021 (unaudited)
Operating activities:
License income	$1,050	$—
Reimbursement of license income to ex-shareholders	(735)	—
Research, development and other operating expenses	(3,709)	(821)
General and administrative expenses	(3,659)	(825)
Gain on sale of intellectual property, net of shareholder obligations	7,437	—
Gain on sale of assets	141	—
Gain (loss) from operating activities	525	(1,646)
Other income (expense):
Gain on extinguishment of liabilities	882	—
Change in fair value of convertible debt	(15,545)	(32,399)
Interest expense, net	(2)	(1)
Foreign currency losses, restructuring and other, net	(465)	(268)
Loss before income taxes	(14,605)	(34,314)
Tax Provision	—	—
Net loss	$(14,605)	$(34,314)
Translation adjustments, net of $0 taxes	(8)	—
Comprehensive loss	$(14,613)	$(34,314)

The accompanying notes are an integral part of these consolidated financial statements.

KUUR THERAPEUTICS INC.

Consolidated Statements of Changes in Convertible Preferred Stock and Stockholders’ Deficit

(In thousands)

	Convertible preferred stock subject to potential redemption				Accumulated other	Total
		Common Stock	Paid-in capital	Accumulated deficit	comprehensive gain	stockholders' deficit
Balance at January 1, 2020	$170,318	$462	$15,968	$(196,381)	$5,236	$(174,715)
Preferred shares issued for extinguishment of liabilities	4,626	—	—	—	—	—
Exchange of Kuur Ltd shares for Kuur shares	—	(459)	459	—	—	—
Non-cash stock compensation gain	—	—	(31)	—	—	(31)
Net loss	—	—	—	(14,605)	—	(14,605)
Other comprehensive loss	—	—	—	—	(8)	(8)
Balance at December 31, 2020	174,944	3	16,396	(210,986)	5,228	(189,359)
Net loss (unaudited)		—	—	(34,314)	—	(34,314)
Balance at March 31, 2021 (unaudited)	$174,944	$3	$16,396	$(245,300)	$5,228	$(223,673)

The accompanying notes are an integral part of these consolidated financial statements.

KUUR THERAPEUTICS INC.

Consolidated Statements of Cash Flows

(In thousands)

	Year Ended	Quarter Ended
	December 31, 2020	March 31, 2021 (unaudited)
Cash flows from operating activities:
Net loss	$(14,605)	$(34,314)
Adjustments to reconcile net loss to net cash used in operating activities:
Gain on sale of intellectual property, net of shareholder obligations	(7,437)	—
Gain on extinguishment of liabilities	(882)	—
Gain on sale of assets	(141)	—
Non-cash change in fair value of convertible debt	15,545	32,399
Non-cash impact on convertible debt due to change in exchange rates	216	163
Non-cash stock compensation gain	(31)	—
Impact on cash from changes in:
Prepaids and other current assets	1,122	18
Accounts payable	(745)	123
Accrued liabilities	887	(7,437)
Other current liabilities	(133)	—
Net cash used in operating activities	(6,204)	(9,048)
Cash flows from investing activities:
Proceeds from sale of assets	141	—
Proceeds from sale of intellectual property	15,000	—
Net cash provided by investing activities	15,141	—
Cash flows from financing activities:
Borrowing of convertible debt	1,859	—
Net cash provided by financing activities	1,859	—
Net increase (decrease) in cash and cash equivalents	10,796	(9,048)
Cash and cash equivalents, beginning of period	1,843	12,675
Effect of exchange rate changes on cash and cash equivalents	36	—
Cash and cash equivalents, end of period	$12,675	$3,627

The accompanying notes are an integral part of these consolidated financial statements.

Kuur Therapeutics Inc.

Notes to Condensed Consolidated Financial Statements

1. Company and Nature of Business

Kuur Therapeutics Limited (formerly Cell Medica Limited) (“Kuur Ltd”) was formed in the United Kingdom and was based in London, England.  On May 11, 2020, Kuur Therapeutics Inc., a Delaware company, (the “Company” or “Kuur”) was formed.  Effective June 22, 2020, the shareholders of Kuur Ltd entered into a share exchange agreement with Kuur Ltd and Kuur in which all outstanding common and preferred shares of Kuur Ltd were exchanged for an equal number of newly issued common and preferred shares in Kuur.  This resulted in a change in reporting entity from Kuur Ltd to Kuur in June 2020.

Kuur is a clinical-stage biopharmaceutical company focused on the development of off-the-shelf CAR-NKT cell immunotherapies for the treatment of solid and hematological malignancies. The Company’s revolutionary platform engineers chimeric antigen receptors (CARs) expressed by semi-invariant natural killer T cells (“NKT cells”), which combine features of T and NK cells, and is being developed in partnership with Baylor College of Medicine (“Baylor”) and Texas Children’s Hospital. Allogeneic cell therapy has the potential to be much faster and less expensive than patient-specific autologous products, and NKT cells offer several advantages over other cell types for allogeneic immunotherapy applications. NKT cells have the cytotoxic and anti-tumor properties of conventional T cells, but with other biological attributes that are expected to improve their ability to attack hematological and solid tumors. These include innate tissue and solid tumor homing properties, as well as endogenous anti-tumor activity based on the ability to eliminate immune suppressive cells and activate host immune cells within the tumor microenvironment.

2. Summary of Significant Accounting Policies

Basis of accounting and presentation

These consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and are presented as if Kuur Therapeutics Inc. was the reporting entity during the entire period covered by these consolidated financial statements.  As described above, the consolidated entity changed from Kuur Ltd to Kuur Therapeutics Inc. based on a share exchange by the consolidated entity’s shareholders effective June 22, 2020.  The share exchange had no impact on the consolidated entity’s net assets or results of operations during the year ended December 31, 2020.

Principles of Consolidation

These consolidated financial statements include the accounts of the Company and its subsidiaries and eliminate all intercompany transactions and balances.

Use of estimates

Preparation of consolidated financial statements in conformity with GAAP require us to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and reported revenue and expenses during the reporting period.

Significant estimates are utilized to determine amounts reported under GAAP related to our convertible debt and contingent obligations.  We review estimates and underlying assumptions on a regular basis.  Actual results may differ from these estimates.

Cash and cash equivalents

We consider all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.  At December 31, 2020, and March 31, 2021, we had no cash equivalents.  We regularly maintain cash balances that exceed federally insured amounts, but we have experienced no losses associated with these amounts.  None of our cash at December 31, 2020, or March 31, 2021, is legally, contractually or otherwise restricted as to withdrawal or usage.

Leases

The Company leases office space, which may include both lease and non-lease components which are primarily management services performed by the lessors for the underlying assets.

In accordance with Accounting Standards Codification Topic 842, Leases (“ASC 842”), adopted January 1, 2019, the Company recognizes a right-of-use (“ROU”) asset and a discounted lease liability on our balance sheet for all leases with a term longer than one year.  Leases with terms of less than one year have not been recognized in our balance sheet due to our election of the short-term leases practical expedient provided by ASC 842.  We have also applied another ASC 842 expedient to account for lease and non-lease components as a single component.  All of our leases have been classified as operating leases.

Operating fixed lease expenses are recognized on a straight-line basis over the lease term.  Variable lease payments, which cannot be determined at the lease commencement date, are not included in ROU assets or lease liabilities and are expensed as incurred.

At December 31, 2020, and March 31, 2021, our only lease for office space is accounted for using the short-term practical expedient and is not reflected in our balance sheet.

Convertible debt

We elected to apply the fair value option in accounting for and reporting the U.S. dollar equivalent of our convertible debt, which is denominated in Pound Sterling.  As such, our convertible debt is reported at fair value rather than face value at the end of each reporting period and changes in fair value during each reporting period are reported in that period’s income (loss) before income taxes.

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date within a principal market.

There are three levels of the fair value hierarchy:

•	Level 1 – Fair value is based on quoted prices in active markets for identical assets or liabilities.
•

Level 2 – Fair value is determined using significant observable inputs, generally either quoted prices in active markets for similar assets or liabilities or quoted prices in markets that are not active.

•

Level 3 – Fair value is determined using one or more significant inputs that are unobservable in active markets at the measurement date.  Such inputs are often used in pricing models, discounted cash flow calculations, or similar techniques.

Our estimate of the fair value of our convertible debt relies solely on Level 3 inputs from management involving probability estimates of the timing of conversion of the debt into equity or repayment in cash at the end of each reporting period based on known factors and conditions existing at each period end.

Income taxes

Deferred income taxes are provided for the temporary differences between the basis of assets and liabilities for financial reporting and income tax purposes.  We classify deferred tax assets and liabilities as noncurrent.

We assess the ability to realize our deferred tax assets at the end of each reporting period.  Deferred tax assets may be reduced by a valuation allowance if it is more likely than not that some portion or all of the deferred tax assets will not be realized.  A valuation allowance is established to reduce deferred tax assets to the amount expected to be realized when we determine that it is more likely than not that some or all of the deferred tax assets are not realizable.

We assess uncertain tax positions using a two-step process.  If we determine it is more likely than not that the income tax position will be sustained upon examination by the taxing authorities, we recognize the largest amount that is greater than 50% likely to be realized upon ultimate settlement.  We have considered our exposure under the standard at both the federal and state tax levels.  We did not record any liabilities for uncertain tax positions as of December 31, 2020, or March 31, 2021 (unaudited).

We record interest as a component of interest expense and penalties for taxation as a component of income tax expense.  We did not incur any interest or penalties for any period presented.

Certain of our, including our consolidated subsidiaries, tax returns remain open for examination for the years ended December 31, 2012, and forward, but none are currently under examination by the relevant authorities.

Equity-based compensation

In previous years, the Company granted stock awards to certain key employees. The fair value of the awards was recognized on a straight-line basis over the applicable vesting period.  Forfeitures of awards prior to completion of the requisite service period were recognized when they occurred and resulted in the reversal of previously recognized expense. As of December 31, 2020, all outstanding awards not exercised had been forfeited and the Company currently has no outstanding stock-based compensation awards.

Revenue recognition

The Company will periodically out-license certain intellectual property (“IP”) to allow a customer to use, develop, commercialize, or otherwise exploit the licensed IP (see Note 4).

Revenue is recognized when a customer obtains control of promised goods, including use of IP, or services in an amount that reflects the consideration which the Company expects to receive in exchange.  A five-step model is applied that includes 1) identifying the contract(s) with a customer, 2) identifying the performance obligation in the contract, 3) determining the transaction price, 4) allocating the transaction price to the performance obligations in the contract, and 5) recognizing revenue when (or as) the performance obligations are satisfied.

The Company’s obligation is generally to deliver the license of IP, which is recognized at a point-in-time when the performance obligation is satisfied.  Revenue is then recognized at the agreed-upon price in the contract.

Certain out-license agreements may include milestone payments that are contingent upon the licensed product reaching certain stages of development and may provide for royalties in the event of commercial sale.  Revenue will be recognized when and if such milestones are met and as sales occur.

Research and development expenses

Costs for research and development activities are expensed as incurred.  The majority of the Company’s research and development activities occur through the Company’s contractual arrangements with Baylor.  The Company reimburses Baylor for contracted work performed based on an established payment schedule.  At times, the Company’s employees have also conducted research and development activities and their related payroll costs and supplies have also been expensed.  During 2020 and for the first quarter of 2021, research and development costs totaled approximately $3,612,000 and $800,000 (unaudited), respectively.

Foreign currency

For subsidiaries outside the United States, the local currency was the functional currency through December 31, 2020.  Statements of income (loss) for these entities have been translated into U.S. dollars at average rates of exchange for the year and assets and liabilities have been translated into U.S. dollars at rates of exchange at the balance sheet date.  These translation adjustments have been reported as a separate component of accumulated other comprehensive gain.  Foreign currency gains and losses arising from settlement of monetary transactions, including intercompany transactions, denominated in a currency other than the functional currency of the subsidiary involved, as well as remeasurement of foreign currency denominated monetary assets and liabilities, were included in the 2020 statement of operations and comprehensive loss.

Effective January 1, 2021, due to the pending liquidation of the subsidiaries outside the United States, the lack of separate employees and operations at that time, these subsidiaries were deemed to operate as a branch of the U.S. entity, under the direction of U.S. management, and their functional currency was deemed to be the U.S. dollar.  As a result, gains and losses arising from settlement of foreign currency monetary transactions, including intercompany transactions, as well as translation of non-U.S. dollar monetary assets and liabilities at exchange rates at the balance sheet date are included in the accompanying unaudited statement of operations and comprehensive loss for the first quarter of 2021.

Going concern

The Company has historically had recurring losses from operations and used cash in its operating activities.  Funding of operations has generally been through issuance of capital stock, borrowings, sale of assets or occasional licensing of intellectual property.

As described further in Note 12, effective May 4, 2021, Athenex, Inc., a global biopharmaceutical company, acquired all of the outstanding stock of the Company.  Management believes that Athenex, Inc. has sufficient financial resources to fund the Company’s operations, and has committed to continue such funding for at least the next twelve months from the date the consolidated financial statements were available to be issued, which alleviates any substantial doubt about the Company’s ability to continue as a going concern.

3. Sale of intellectual property

On May 27, 2020, the Company’s Swiss subsidiary, Cell Medica Switzerland AG, entered into an Asset Purchase Agreement with a global pharmaceutical company (“Purchaser”) to sell its intellectual property rights, including patents, know-how, program records and medical information relating to an antibody, known as DLX-1008, for $15,000,000.

The intellectual property rights to DLX-1008 had previously been acquired by the Company’s United Kingdom subsidiary, Kuur Ltd, from Delenex Therapeutics AG, a Swiss Corporation, through a share purchase agreement (“Share Purchase Agreement”) dated June 8, 2016, with the Delenex Therapeutics AG shareholders (“Delenex Selling Shareholders”).  The acquired entity became the major portion of the operations of the Company’s subsidiary, Cell Medica Switzerland AG.

The Share Purchase Agreement required Kuur Ltd to pay the Delenex Selling Shareholders 50% of any cash payments received, net of expenses, as a result of the sale of the intellectual property rights to DLX-1008.  The expense associated with this payment has been reflected as a component of the gain on sale of intellectual property, net of shareholder obligations, in the accompanying statement of operations and comprehensive loss and the payment obligation is included in accrued expenses at December 31, 2020, in the accompanying consolidated balance sheet (see Note 6).  Payment to the Delenex Selling Shareholders was made in February 2021.

4. License Income

Cell Medica Switzerland AG (“Licensor”) was party to a license agreement dated September 12, 2016, with DelArrivo, Inc. (“DelArrivo”), a third-party U.S. entity that was subsequently amended and restated on May 1, 2018, with the amended and restated agreement further amended on December 21, 2018 (combined “the License Agreement”).

The License Agreement provided DelArrivo with a royalty-bearing license (with the right to grant sublicenses through multiple tiers) to utilize patents and know-how to conduct research and to develop, make, use or offer for sale products developed from certain single chain fragment variable compounds known as DLX105 and DLX2751 owned by the Licensor.

The License Agreement also required DelArrivo to make milestone payments to the Licensor upon the occurrence of certain events, including a “Go/No-Go Decision” by DelArrivo by a stated deadline indicating its intent to continue further development and commercialization of one or more compounds.  In March 2020, DelArrivo made a “Go Decision” that triggered a $1,050,000 milestone payment to the Licensor.  This milestone payment has been reflected as License income in the accompanying statement of operations and comprehensive loss.

The license agreement also provides for additional milestone payments to the Licensor during the development of products leading up to commercial sale of those products, none of which had been met as of December 31, 2020, or March 31, 2021 (unaudited).  In addition, if commercial sales of products begin in the future, the Licensor would be entitled to royalties of 3.5% to 6.0% of worldwide net sales plus further milestone payments should DelArrivo achieve specified cumulative worldwide net sales targets.

The compounds, patents and know-how subject to the License Agreement were acquired by Kuur Ltd through the Share Purchase Agreement dated June 8, 2016, with the Delenex Selling Shareholders, as described above.

The Share Purchase Agreement required Kuur Ltd to pay the Delenex Selling Shareholders 70% of any cash payments received, net of expenses, as a result of any future out-licensing of the acquired assets subject to this License Agreement.  The expense associated with this payment has been reflected as reimbursement of license income to ex-shareholders in the accompanying statement of operations and comprehensive loss and the payment obligation is included in accrued expenses at December 31, 2020, in the accompanying consolidated balance sheet (see Note 6).  Payment to the Delenex Selling Shareholders was made in February 2021.

5. Related Parties

Baylor College of Medicine

At December 31, 2020, Baylor owned 50.57% of the Company’s outstanding common and preferred stock through its ownership of Series C-1 preferred stock (see Note 9 for further information).  As described below, the Company has partnered with Baylor for research and development activities on its CAR-NKT platform.

Co-Development and License and Option Agreements

The Company’s UK subsidiary, Kuur Ltd, was party to a Co-Development Agreement with Baylor, dated April 29, 2016, which was amended various times and replaced with an Amended and Restated Co-Development Agreement dated February 28, 2020 (collectively, “the Baylor Co-Development Agreement”).

Contemporaneously with the Baylor Co-Development Agreement, Baylor and Kuur Therapeutics Limited were also parties to a License and Option Agreement (“Baylor License and Option Agreement”).

The Baylor Co-Development Agreement and the Baylor License and Option Agreement were reassigned to the Company’s Texas subsidiary, Cell Medica, Inc. from Kuur Ltd in August 2020.

The Baylor Co-Development agreement allows the Company to partner with the Center for Cell and Gene Therapy at Baylor for research and preclinical and clinical development on the Company’s CAR-NKT cell platform for an off-the-shelf allogeneic approach to cancer treatment.  The Company has exclusive rights to the CAR-NKT cell intellectual property generated at Baylor.

In order to fund research and development by Baylor, the Company has agreed to pay no less than $4,000,000 annually to Baylor during the term of the agreement to fund early research & product development activities beginning in March 2020.  During the year ended December 31, 2020, the Company, in consultation with Baylor, extended the period covered by the agreement through June 30, 2021, due to the impact of the COVID-19 pandemic on research spending and made $3,000,000 in payments to Baylor under the Baylor Co-Development Agreement.  Expense associated with these payments is included in research, development and other operating expenses in the accompanying statements of operations and comprehensive loss.

Debt for equity swap

On February 28, 2020, Kuur Ltd and Baylor entered into an agreement to forgive obligations the Company owed Baylor totaling approximately $5,508,000, in exchange for Baylor accepting 19,780,220 shares of Series C-1 preferred stock in the Company.  Also, as part of the agreement, Baylor’s previously owned 451,388 preference shares were redesignated as Series C-1 preferred shares.  This resulted in Baylor owning 20,231,608 Series C-1 preferred shares following the transaction.  The stock received by Baylor in exchange for forgiveness of the obligations owed was valued at approximately $4,626,000 resulting in gain on extinguishment of liabilities totaling approximately $882,000.  The reduction in the value of the liabilities and the additional issuance of stock have been treated as non-cash changes in the accompanying consolidated statement of cash flows.

Baylor’s voting rights in the Company through its preferred stock ownership were limited to 24.9% following this transaction.

Baylor also has a representative on the Company’s Board of Directors.

6. Accrued Liabilities

	December 31, 2020	March 31, 2021 (unaudited)
Obligations to Delenex selling shareholders	$8,172	$—
Obligations to employees, directors and Scientific Advisory board members	400	516
Obligations to Baylor per the Co-Development Agreement	—	733
Obligations to vendors and others	206	92
Ending balance	$8,778	$1,341

7. Convertible Debt

The Company elected to apply the fair value option to accounting for its outstanding convertible debt due to the presence of certain embedded derivatives in its convertible debt agreements.  Periodic adjustments to the value of its convertible debt are reflected in change in fair value of convertible debt in the accompanying statements of operations and comprehensive loss.

Activity in the recorded amount of the debt was as follows:

	Year Ended	Quarter Ended
	December 31, 2020	March 31, 2021 (unaudited)
Beginning balance	$765	$18,385
Borrowing	1,859	—
Adjustment to fair value through earnings	15,545	32,399
Exchange rate changes through earnings	216	163
Ending balance	$18,385	$50,947

On August 2, 2019, Kuur Ltd entered into a convertible loan agreement with IP2IPO Portfolio L.P. for loans up to an aggregate amount of £3,000,000 (Pound Sterling).  An initial amount of £1,500,00 was drawn under the loan agreement.

The original convertible loan agreement with IP2IPO Portfolio L.P. was modified and the second tranche of an additional £1,500,000 was drawn for a total face value of £3,000,000 outstanding under this convertible loan agreement at December 31, 2020, and March 31, 2021 (unaudited).  A new loan agreement between Kuur Therapeutics Limited, IP2IPO Portfolio L.P. and Schroder UK Public Private Trust Plc was also entered into on February 28, 2020, for up to £3,500,000.  No amounts were drawn in connection with this new loan agreement during the drawdown period, and the agreement expired on July 20, 2020.

Under the amended agreement with IP2IPO Portfolio L.P., the loans were non-interest bearing.  Additionally, the Company was entitled to prepay the initial £1,500,000 borrowing at its discretion during the term of the loan but was not entitled to prepay the second £1,500,000 borrowing prior to maturity.

The lender may convert the original £1,500,000 drawn under the loan to equity at a conversion price of 75% of the price per share based upon (i) a sale of the company, (ii) a fundraising transaction or (iii) a listing of the Company on a recognized investment exchange for sale (“Conversion Events”).

The lender may also convert the additional £1,500,000 borrowing under the February 28, 2020, revised agreement at £0.1365 per share based on similar Conversion Events.

Fair value of the convertible debt was calculated based on level 3 inputs involving probability weighted estimates from management at the end of each reporting period of the likelihood of occurrence of various Conversion Events and the related proceeds expected to be received from each such Conversion Event.  These proceeds were then discounted to present value utilizing the estimated timing provided by management at each period end of the expected occurrence of such Conversion Events.  As of December 31, 2020, and March 31, 2021 (unaudited), a sale of the Company was deemed to be more probable compared to other Conversion Events than at the end of the previous reporting period.  Further, the enterprise value of the company increased during the same periods. This resulted in an increase in the value of the convertible debt and a corresponding loss during the year ended December 31, 2020, and the quarter ended March 31, 2021 (unaudited) to reflect the expected higher equity value to be received from a sale upon conversion.

On June 22, 2020, the lender agreed to have the debt of Kuur Ltd. assigned to the Company.

A representative of IP2IPO Services Limited, is a member of the Company’s Board of Directors.  Touchstone Innovations, which controls the general partner of IP2IPO Portfolio L.P., is a shareholder in the Company, and has its voting rights limited to 49% of the total number of shares available to vote.

As described further in Note 12, the outstanding convertible debt was converted to Series C preferred shares in the Company on May 3, 2021.

8. Taxes

The Company became a U.S. taxpayer on a consolidated basis following the June 22, 2020, stock exchange with the shareholders of Kuur Ltd.

A reconciliation of the statutory federal income tax expense to income tax expense is as follows:

Year Ended
December 31, 2020
Pretax book loss at federal statutory rate	$(3,067)
Foreign rate differential	20
Nondeductible expenses	4,121
Exchange rate changes	923
Valuation allowance	(1,994)
Other	(3)
Income tax provision	$—

The tax effects of temporary differences that give rise to deferred income tax assets and liabilities are as follows:

December 31, 2020
Deferred tax assets:
U.S. Federal net operating loss carryforward	$4,982
Swiss net operating loss carryforward	4,031
UK net operating loss carryforward	13,032
Charitable contributions	3
Accrued expenses	83
Stock compensation	129
Research & development credit	196
Employee retention credits	11
Total	22,467
Less: U.S. valuation allowance	(22,467)
Net deferred tax assets	—

Deferred tax liabilities:	—
Total net deferred tax assets (liabilities)	$—

The Company had no tax benefit from losses incurred during the year ended December 31, 2020, and the first quarter of 2021 (unaudited).  We have recorded a full valuation allowance on our deferred tax assets at December 31, 2020, and March 31, 2021 (unaudited), determined in accordance with GAAP.  The Company has evaluated all available evidence, both positive and negative, including historical levels of losses, expectations, and risks associated with estimates of future U.S. taxable income or losses and has determined that it is more likely than not that its net deferred tax assets will not be realized.

9. Common stock and convertible preferred stock subject to potential redemption

Effective June 22, 2020, the shareholders of Kuur Ltd entered into a share exchange agreement with Kuur Ltd in which all outstanding common and preferred shares of Kuur Ltd were exchanged for an equal number of newly issued common and preferred shares in Kuur Therapeutics Inc.

Dividends and other distributions shall be paid to all stockholders pro rata to the number of shares held on an as converted basis.  The holders of preferred shares have no rights to dividends not declared.  No dividends have been declared by the Company’s Board of Directors as of December 31, 2020, or March 31, 2021 (unaudited).

In the event of a liquidation or sale of the business, including sale of a controlling interest, the remaining assets after payment of liabilities (or proceeds from sale of a controlling interest) will be applied in the following order of priority:

•

First, to each holder of Series C and C-1 preferred stock, the subscription price with respect to each share plus any amounts owed in arrears, including dividends (approximately $61,427,000 and $61,993,000 for Series C preferred stock at December 31, 2020, and March 31, 2021 (unaudited), respectively, and approximately $5,665,000 for Series C-1 preferred stock at both December 31, 2020, and March 31, 2021 (unaudited), respectively);

•

Second, if available, to each holder of Series B preferred stock, the subscription price with respect to each share plus any amounts owed in arrears, including dividends (approximately $68,252,000 and $68,881,000 at December 31, 2020, and March 31, 2021 (unaudited), respectively);

•

Third, if available, to each holder of Series A preferred stock, the subscription price with respect to each share plus any amounts owed in arrears, including dividends (approximately $27,689,000 and $27,947,000 at December 31, 2020, and March 31, 2021 (unaudited), respectively);

•	Fourth, if available, to each holder of common stock, the subscription price with respect to each share (par value plus any premium paid) plus any amounts owed in arrears, including dividends; and
•	Fifth, if available, distribution of any remaining balance to the holders of common stock and preferred stock on an as converted basis as if they constituted one and the same class.

Each holder of preferred shares may convert all, or any part, of their shares into an equal number of shares of common stock.

Common shareholders are entitled to one vote per share.  Preferred shareholders are entitled to one vote per share on an as converted basis.  The Preferred shareholders are entitled to elect four investor directors of the Company.  As of December 31, 2020, the Board consisted of six members, two of which were investor directors.  A third investor director was added in March 2021, bringing the total number of Board members to seven as of March 31, 2021.

A written consent of at least 67% of the holders of common stock and preferred stock, voting together as a single class on an as conversed basis is required for actions resulting in:

•	A merger or sale of all or substantially all of the assets of the Company;
•	Redemption or repurchase of shares of stock (other than pursuant to equity incentive agreements; and/or
•	Increases or decreases in the authorized size of the Board of the Company.

Common shares

At January 1, 2020, Kuur Ltd., the former parent company, had 2,800,046 issued and outstanding shares of common stock, par value £0.10 per share.

At December 31, 2020, and March 31, 2021, the Company had 50,000,000 authorized shares of common stock, par value $0.001 per share of which 2,800,046 were issued and outstanding.

Shareholders are entitled to one vote per share.  Voting, dividend and liquidation rights of the holders of common stock are subject to and qualified by the rights, powers and preferences of the holders of share of preferred stock.

Series A preferred shares

At January 1, 2020, Kuur Ltd. had 3,686,967 issued and outstanding shares of Series A preferred stock, par value par value £0.10 per share.

At December 31, 2020, and March 31, 2021, the Company had 3,686,967 authorized, issued and outstanding shares of Series A preferred stock, par value $0.001 per share.

Series B preferred shares

At January 1, 2020, Kuur Ltd. had 6,993,007 issued and outstanding shares of Series B preferred stock, par value par value £0.10 per share.

At December 31, 2020, and March 31, 2021, the Company had 6,993,007 authorized, issued and outstanding shares of Series B preferred stock, par value $0.001 per share.

Series C and C-1 preferred shares

At January 1, 2020, Kuur Ltd. had 6,293,707 issued and outstanding shares of Series C preferred stock, par value £0.10 per share.  In addition, Kuur Ltd. had 451,388 preference shares issued and outstanding, par value £0.10 per share, held by Baylor.

At December 31, 2020, and March 31, 2021, the Company had 6,293,707 authorized, issued and outstanding shares of Series C preferred stock, par value $0.001 per share.  In addition, the Company had 20,231,608 authorized, issued and outstanding shares of Series C-1 preferred stock, par value $0.001 per share.  All Series C-1 preferred stock is held by Baylor.

Redemption of preferred shares

The convertible preferred stock, consisting of each series described above, is contingently redeemable upon certain deemed liquidation events such as a change in control, merger, or sale of substantially all of the assets of the Company.  The convertible preferred stock is not mandatorily redeemable, but since a deemed liquidation event would constitute a potential redemption event that is not solely within the control of the Company, all shares of the convertible preferred stock have been presented in mezzanine equity on the consolidated balance sheets.

In the event of a deemed liquidation event, the Company would be required to distribute any assets remaining after the payment of its liabilities in accordance with the liquidation provisions disclosed above.

10. Commitments and contingencies

The Company is subject to legal proceedings, claims and liabilities arising in the ordinary course of business, the outcomes of which cannot be reasonably estimated.  Accruals for losses and legal fees associated with litigation are made when losses are deemed probable and can be reasonably estimated.  Because legal proceedings are inherently unpredictable and unfavorable resolutions could occur, assessing contingencies is highly subjective and requires judgments about future events.  At December 31, 2020, and March 31, 2021 (unaudited), the Company does not anticipate that the outcome of any such legal proceedings will have a material adverse impact on the Company’s results of operations or financial position.

11. Transaction incentive plan

The Company entered into a Transaction Incentive Plan (the “Plan”) effective July 15, 2020.  The purpose of the Plan was to incentive and encourage the continued service and performance of key employees and non-employee directors.  Entry into the Plan effectively terminated the Company’s other stock-based compensation plans.

Eligible individuals received a grant of units under the Plan allowing them to receive a portion of a bonus pool payable in the event of a sale or initial public offering of the Company, sale of substantially all of the assets of the Company or sale of a controlling interest in the equity securities of the Company (collectively and individually, “a Qualifying Transaction”).  The bonus pool could be up to 15% of the net proceeds from a Qualifying Transaction and payable in a lump sum in cash, securities or other property in the same proportion as proceeds are paid to the stockholders of the Company upon the occurrence of a Qualifying Transaction.  The Board, in its sole discretion, could elect to pay the bonus amounts in cash.

Payments under the Plan were triggered by the sale of the Company to Athenex, Inc. described below in Note 12.

12. Subsequent events

Effective May 3, 2021, the Company’s £3,000,000 (Pound Sterling) face value of outstanding convertible debt was converted into 12,579,509 Series C preferred shares that were issued to the lenders.  The Company’s shareholders had authorized an increase in shares in an amount sufficient to make the conversion.

Effective May 4, 2021, Athenex, Inc., a global biopharmaceutical company, acquired all of the outstanding stock of the Company for a $70 million upfront payment, consisting primarily of equity in Athenex common stock, to Kuur shareholders and certain former employees and directors, plus up to an additional $115 million in either cash or Athenex common stock (or a combination of both), at Athenex’s sole discretion, contingent upon the achievement of certain future milestones.

We have evaluated subsequent events through July 9, 2021, the date the consolidated financial statements were available to be issued, and concluded no events, other than those disclosed in these consolidated financial statements, had occurred that would require recognition and disclosure in the consolidated financial statements and notes.